Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”), (2) the description of our role in the valuation process of any properties owned by IPC Alternative Real Estate Income Trust, Inc. (the “Company”) or IPC Alternative Real Estate Operating Partnership, LP, the Company’s operating partnership in the Company’s Registration Statement on Form S-11, and the prospectus included therein (the “Prospectus”) and in any future amendments or supplements thereto, under the headings “Net Asset Value Calculation and Valuation Guidelines – Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines – Valuation of Properties.”

/s/ SitusAMC Real Estate Valuation Services, LLC
SitusAMC Real Estate Valuation Services, LLC West Des Moines, Iowa

September 22, 2023